Exhibit 99.1

MYR Group Inc. Announces First-Quarter 2014 Results

Rolling Meadows, Ill., May 7, 2014 — MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its first-quarter 2014 financial results.

•                  Q1 2014 net income and diluted earnings per share down slightly at $6.3 million and $0.29 per share versus $7.0 million and $0.32 per share for the same period last year.

•                  Q1 2014 revenues of $215.6 million compared to $201.3 million for the same period last year.

•                  Backlog increased $59.5 million, or 18.2 percent, to $385.6 million at March 31, 2014 from $326.1 million at December 31, 2013.

•                  Share repurchase program amended from $22.5 million to $25.0 million and extended to May 29, 2015.

Management Comments

Bill Koertner, MYR’s President and CEO said, “We experienced another solid quarter in spite of the adverse effects of an extremely harsh winter across much of the country. We are encouraged by our backlog growth since December 31, 2013 in both our T&D and C&I segments and remain optimistic about our prospects in both markets.” Mr. Koertner added, “We continue to execute our disciplined growth strategy by pursuing opportunities in new and existing geographical markets, adding resources, managing our cost structure and striving for continuous improvement in all areas, including safety. Our solid reputation in the industry, experienced management team and workforce, plus our strong balance sheet position MYR to expand the business organically and through strategic acquisitions.”

First-Quarter Results

MYR reported first-quarter 2014 revenues of $215.6 million, an increase of $14.3 million, or 7.1 percent, compared to the first quarter of 2013. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $162.0 million, an increase of $1.5 million, or 0.9 percent, over the first quarter of 2013. Material and subcontractor costs in our T&D segment comprised approximately 20 percent of total contract costs in the three months ended March 31, 2014, compared to approximately 27 percent in the three months ended March 31, 2013. The Commercial and Industrial (C&I) segment reported first-quarter 2014 revenues of $53.6 million, an increase of $12.8 million, or 31.3 percent, over the first quarter of 2013. The increase in revenues was due to an increase in revenues from projects with contract values of all sizes.

Consolidated gross profit decreased to $27.1 million, or 12.6 percent of revenues, in the first quarter of 2014, compared to $27.3 million, or 13.6 percent of revenues, in the first quarter of 2013. The first quarter of 2013 included a gross margin benefit of approximately 1.0 percent related to improved contract margins on a few large transmission projects. First-quarter 2014 benefited by approximately 3.1 percent in gross margin due to improved contract margins on several large transmission projects due to cost efficiencies, additional work and effective contract management. This benefit was partially offset by lower contract margins of approximately 1.4 percent on other projects largely due to severe winter weather conditions that caused lower productivity in certain areas of the country. The remaining benefit was largely offset by lower equipment utilization and higher equipment repairs and maintenance costs during the first quarter of 2014.

Selling, general and administrative expenses increased to $16.9 million in the first quarter of 2014 compared to $16.0 million in the first quarter of 2013. The increase in selling, general and administrative expenses was primarily due to higher personnel costs due to increased staff to support operations. As a percentage of revenues, selling, general and administrative expenses decreased to 7.9 percent for the first quarter of 2014 from 8.0 percent for the first quarter of 2013.

For the first quarter of 2014, net income was $6.3 million, or $0.29 per diluted share, compared to $7.0 million, or $0.32 per diluted share, for the same period of 2013. First-quarter 2014 EBITDA, a non-GAAP financial measure, was $18.2 million, or 8.4 percent of revenues, compared to $18.4 million, or 9.1 percent of revenues, in the first quarter of 2013.

Backlog

As of March 31, 2014, MYR’s backlog was $385.6 million, consisting of $248.5 million in the T&D segment and $137.1 million in the C&I segment. Total backlog at March 31, 2014 was $59.5 million higher compared to the $326.1 million reported at December 31, 2013. T&D backlog at March 31, 2014 increased $59.2 million, or 31.3 percent from December 31, 2013, while C&I backlog increased $0.3 million, or 0.2 percent, over the same period. Total backlog at March 31, 2014 decreased $81.5 million, or 17.4 percent, from the $467.1 million reported at March 31, 2013.

Balance Sheet

As of March 31, 2014, MYR had cash and cash equivalents of $54.4 million and $156.6 million of borrowing availability under its credit facility.

Share Repurchase Program

On May 1, 2014, MYR’s board of directors approved an amended share repurchase program, increasing the amount of the program from $22.5 million to $25.0 million of its outstanding common stock and extending the term of the program through August 31, 2015. To date, MYR has not repurchased any shares under its existing program. MYR expects to fund the program using available liquidity.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its first-quarter 2014 results on Thursday, May 8, 2014, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, May 14, 2014, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 24614544. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, May 14, 2014.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include electric utilities, cooperatives, municipalities and private developers. MYR Group also provides commercial and industrial electrical contracting services to property owners and general contractors throughout the western United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future revenue, income, backlog, liquidity, capital spending and investments.  The forward-looking statements in this announcement are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “possible,” “plan,” “goal,” “objective,” “outlook,” “see,” “may,” “should,” “could,” “appears” or other words that convey the uncertainty of future events or outcomes.  The forward-looking statements in this announcement speak only as of the date of this announcement and are based on our current expectations and assumptions about future events, including with respect to expected growth, results of operations, performance, business prospects and opportunities and effective tax rates.  These statements do not guarantee future performance and actual results may differ materially from these statements.  We disclaim any obligation to update these statements, unless required by securities laws, and we caution you not to rely on them unduly.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of March 31, 2014 and December 31, 2013

	March 31,	December 31,
(In thousands, except share and per share data)	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,375	$76,454
Accounts receivable, net of allowances of $1,144 and $1,132, respectively	173,344	173,468
Costs and estimated earnings in excess of billings on uncompleted contracts	47,637	40,519
Deferred income tax assets	14,550	14,550
Receivable for insurance claims in excess of deductibles	12,084	11,389
Refundable income taxes	—	1,286
Other current assets	6,495	6,283
Total current assets	308,485	323,949
Property and equipment, net of accumulated depreciation of $123,537 and $115,679, respectively	149,877	142,931
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,977 and $2,893, respectively	10,115	10,199
Other assets	1,707	1,744
Total assets	$516,783	$525,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,896	$79,605
Billings in excess of costs and estimated earnings on uncompleted contracts	48,752	52,952
Accrued self insurance	39,734	39,111
Accrued income taxes	1,817	—
Other current liabilities	31,146	32,711
Total current liabilities	189,345	204,379
Deferred income tax liabilities	23,719	23,719
Other liabilities	1,242	1,233
Total liabilities	214,306	229,331
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 21,298,836 and 21,223,076 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	211	210
Additional paid-in capital	161,315	161,202
Retained earnings	140,951	134,679
Total stockholders’ equity	302,477	296,091
Total liabilities and stockholders’ equity	$516,783	$525,422

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months Ended March 31, 2014 and 2013

	Three months ended March 31,
(In thousands, except per share data)	2014	2013
Contract revenues	$215,638	$201,342
Contract costs	188,558	174,039
Gross profit	27,080	27,303
Selling, general and administrative expenses	16,875	16,007
Amortization of intangible assets	84	84
Gain on sale of property and equipment	(11)	(178)
Income from operations	10,132	11,390
Other income (expense)
Interest income	3	3
Interest expense	(178)	(183)
Other, net	54	5
Income before provision for income taxes	10,011	11,215
Income tax expense	3,739	4,255
Net income	$6,272	$6,960
Income per common share:
—Basic	$0.30	$0.33
—Diluted	$0.29	$0.32
Weighted average number of common shares and potential common shares outstanding:
—Basic	21,036	20,661
—Diluted	21,513	21,311

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and 2013

	Three months ended March 31,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$6,272	$6,960
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	7,950	6,879
Amortization of intangible assets	84	84
Stock-based compensation expense	833	751
Gain on sale of property and equipment	(11)	(178)
Other non-cash items	35	34
Changes in operating assets and liabilities
Accounts receivable, net	124	7,892
Costs and estimated earnings in excess of billings on uncompleted contracts	(7,118)	18,499
Receivable for insurance claims in excess of deductibles	(695)	38
Other assets	1,076	339
Accounts payable	(14,195)	(23,646)
Billings in excess of costs and estimated earnings on uncompleted contracts	(4,200)	(349)
Accrued self insurance	623	(38)
Other liabilities	255	(4,771)
Net cash flows provided by (used in) operating activities	(8,967)	12,494
Cash flows from investing activities:
Proceeds from sale of property and equipment	42	178
Purchases of property and equipment	(12,441)	(12,458)
Net cash flows used in investing activities	(12,399)	(12,280)
Cash flows from financing activities:
Employee stock option and restricted stock transactions	(824)	679
Excess tax benefit from stock-based awards	111	563
Net cash flows provided by (used in) financing activities	(713)	1,242
Net increase (decrease) in cash and cash equivalents	(22,079)	1,456
Cash and cash equivalents:
Beginning of period	76,454	19,825
End of period	$54,375	$21,281

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended March 31, 2014 and 2013

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except per share data)	2014	2013	2014		2013

Summary Statement of Operations Data:
Contract revenues	$215,638	$201,342	$917,025		$960,073
Gross profit	$27,080	$27,303	$124,654		$119,853
Income from operations	$10,132	$11,390	$54,359		$56,924
Net income	$6,272	$6,960	$34,071		$35,012

Per Share Data:
Income per common share (1):
- Basic	$0.30	$0.33	$1.61	(2)	$1.68	(2)
- Diluted	$0.29	$0.32	$1.57	(2)	$1.64	(2)
Weighted average number of common shares and potential common shares outstanding :
- Basic	21,036	20,661	20,914	(3)	20,481	(3)
- Diluted	21,513	21,311	21,478	(3)	21,211	(3)

	March 31,	December 31,	March 31,	March 31,
(in thousands)	2014	2013	2013	2012

Summary Balance Sheet Data:
Total assets	$516,783	$525,422	$446,892	$420,933
Total stockholders’ equity (book value)	$302,477	$296,091	$263,643	$222,552
Goodwill and intangible assets	$56,714	$56,798	$57,049	$57,384
Total debt	$—	$—	$—	$—

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

(2)                    Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.

(3)                   Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended March 31, 2014 and 2013

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except per share data, ratios and percentages)	2014	2013	2014	2013

Financial Performance Measures (1):
EBITDA (2)	$18,220	$18,358	$84,647	$83,069
EBITDA per Diluted Share (3)	$0.85	$0.86	$3.94	$3.92
Free Cash Flow (4)	$(21,408)	$36	$30,893	$13,124
Book Value per Diluted Share (5)	$14.06	$12.37
Tangible Book Value (6)	$245,763	$206,594
Tangible Book Value per Diluted Share (7)	$11.41	$9.69
Debt Leverage Ratio (8)	0.0	0.0
Asset Turnover (9)			2.05	2.28
Return on Assets (10)			7.6%	8.3%
Return on Equity (11)			12.9%	15.7%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$6,272	$6,960	$34,071	$35,012
Interest expense, net	$175	$180	$713	$848
Provision for income taxes	$3,739	$4,255	$19,597	$20,874
Depreciation and amortization	$8,034	$6,963	$30,266	$26,335
EBITDA (2)	$18,220	$18,358	$84,647	$83,069

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.29	$0.32	$1.57	$1.64
Interest expense, net, per share	$0.01	$0.01	$0.03	$0.04
Provision for income taxes per share	$0.17	$0.20	$0.92	$0.99
Depreciation and amortization per share	$0.38	$0.33	$1.42	$1.25
EBITDA per diluted share (3)	$0.85	$0.86	$3.94	$3.92

Calculation of Free Cash Flow:
Net cash flow from operating activities	$(8,967)	$12,494	$73,601	$54,501
Less: cash used in purchasing property and equipment	$(12,441)	$(12,458)	$(42,708)	$(41,377)
Free Cash Flow (4)	$(21,408)	$36	$30,893	$13,124

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$302,477	$263,643
Goodwill and intangible assets	$(56,714)	$(57,049)
Tangible Book Value (6)	$245,763	$206,594

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:	$14.06	$12.37
Goodwill and intangible assets per diluted share	(2.65)	(2.68)
Tangible Book Value per diluted share (7)	$11.41	$9.69

(1)                     These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers.  In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover,  return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(2)                     EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(3)                     EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(4)                    Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(5)                     Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.

(6)                     Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(7)                     Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(8)                 The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.

(9)                 Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.

(10)              Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.

(11)              Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.